Exhibit 99.1

BRE FINANCIAL NEWS Investor Contact: John Schissel, 415.445.3709 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES REPORTS THIRD QUARTER 2009 RESULTS

November 2, 2009 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today reported operating results for the quarter ended September 30, 2009. All per share results are reported on a fully diluted basis.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $32.5 million, or $0.59 per share, for third quarter 2009, as compared with $36.3 million, or $0.69 per share, for the quarter ended September 30, 2008. FFO for the 2009 and 2008 periods reflected the net impact of the adoption of APB-14-1, totaling $1.6 million, or $0.03 per share in each period. FFO for the third quarter 2009 also included nonroutine income of $382,000, or $0.01 per share, from a net gain on the retirement of debt. Excluding nonroutine income and the APB-14-1-related noncash interest charge, core FFO per share declined 15% on a year-over-year basis. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the third quarter totaled $16.6 million, or $0.31 per share, as compared with $40.0 million, or $0.77 per share, for the same period 2008. The third quarter 2009 results included the nonroutine income item cited previously. Gains from property sales totaling $7.3 million, or $0.14 per share, and $24.8 million, or $0.48 per share, for 2009 and 2008, respectively, also are included in third quarter results.

Total revenues from continuing operations for the quarter were $86.5 million, as compared with $87.9 million a year ago. Adjusted EBITDA for the quarter totaled $55.7 million, as compared with $61.8 million in third quarter 2008. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

Nine-Month Period Ended September 30, 2009

For the year-to-date period, FFO totaled $104.5 million, or $1.95 per share, as compared with $105.7 million, or $2.00 per share, for the nine-month period in 2008. FFO for the nine-month period in 2009 and 2008 reflected the net impact of APB-14-1, totaling $4.8 million, or $0.09 per share, and $4.6 million, or $0.09 per share, respectively. FFO for the nine-month period in 2009 also included nonroutine income

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from a net gain on retirement of debt totaling $2.3 million, or $0.04 per share. Excluding nonroutine income and the noncash charge related to APB-14-1, core FFO per share declined 4.3% year-over-year.

Net income available to common shareholders for the nine-month period totaled $57.8 million, or $1.10 per share, as compared with $67.1 million, or $1.29 per share, for the same period 2008. The 2009 year-to-date results included the nonroutine income item cited previously. Gains from property sales totaling $21.6 million, or $0.41 per share, and $24.8 million, or $0.48 per share, in 2009 and 2008, respectively, are included in year-to-date results.

For the nine-month period in 2009, total revenues from continuing operations were $259.1 million, as compared with $258.4 million for the same period 2008. Adjusted EBITDA for the nine-month period totaled $171.4 million, as compared with $182.7 million for the same period in 2008.

BRE’s year-over-year earnings and FFO results reflected declines in the same-store property-level operating results, which were offset by income from recently developed properties, a lower interest rate environment and a reduction in corporate-level G&A expenses.

Same-store net operating income (NOI) declined $4.6 million for the quarter, as compared with the same period in 2008. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) Recently developed properties generated $1.6 million in additional NOI during the quarter, as compared with third quarter 2008.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 21,245 apartment units owned directly by BRE, same-store units totaled 19,572 for the quarter.

On a year-over-year basis, overall same-store NOI declined 7.9% for the third quarter and 5.3% for the year-to-date period. Average same-store market rent for the third quarter 2009 decreased 6.9% to $1,434 per unit, from $1,540 per unit in third quarter 2008. Physical occupancy levels averaged 94.7% during third quarter 2009, as compared with 94.9% for the same period in 2008. Physical occupancy at the end of the third quarter 2009 was 95.4%. Rent concessions in the same-store portfolio totaled $2.8 million, or 13 days rent, for third quarter 2009, as compared with $1.5 million, or 7.6 days, for the same period in 2008.

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On a sequential basis, same-store NOI decreased 1.5%, revenue declined 0.7% and expenses increased 1.0% against second quarter 2009 results. Sequential declines in effective rent levels were partially offset by a sequential increase in occupancy.

Same-store results were affected primarily by job losses in the company’s operating markets. In Southern California, unemployment rates increased to 12.0% in the third quarter 2009 from 11.2% in the second quarter 2009; in the San Francisco Bay area, the unemployment rate was 10.8%, unchanged from the previous quarter; Seattle’s sequential unemployment rate was 9.1% in the third quarter, down slightly from 9.2% in the second quarter. The following table depicts job losses in the company’s core markets over the last 12 months:

	Same-Store		Absolute Job Losses
Core Markets	# Units	% NOI	12 months ended September 2009	3 months ended September 2009
San Diego	3,958	23.2%	53,100	9,500
Inland Empire	3,553	14.8%	73,200	10,200
Orange County	2,545	14.2%	56,800	300
Los Angeles	2,075	11.1%	173,700	24,400
San Francisco	2,928	19.3%	136,300	13,500
Seattle	3,211	13.7%	85,800	16,300
Total Core Markets	18,270	96.3%	578,900	74,200

Source of Unemployment and Job Loss Data: U.S. Bureau of Labor Statistics

Community Development Activity

Year-to-date, BRE has completed three development communities that are in the lease-up phase: 5600 Wilshire in Los Angeles, Calif. (284 units); Park Viridian in Anaheim, Calif. (320 units); and Taylor 28 in Seattle, Wash. (197 units). The current physical occupancy rates at these communities are: 98% at 5600 Wilshire; 85% at Park Viridian; and 69% at Taylor 28; leasing velocity has averaged 34 units, 30 units and 22 units per month, respectively, since the communities opened.

BRE currently has two communities under construction, one in Seattle, Wash., and one in Santa Clara, Calif., with a total of 566 units, an aggregate projected investment of $176.1 million and an estimated balance to complete totaling $31.2 million. Estimated completion dates are first and third quarter 2010, respectively.

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BRE owns three land parcels, two in Southern California and one in Northern California, representing 960 units of future development, and an estimated aggregate investment of $455 million upon completion.

Dispositions

During the quarter, BRE sold a stabilized community in Sacramento: Arbor Pointe (240 units). Sales proceeds totaled approximately $15.4 million; the company recorded a gain on sale of approximately $7.3 million, or $0.14 per share. No assets were classified as held for sale at September 30, 2009. Information regarding this sale was disclosed previously in the company’s second quarter earnings release and Form 10-Q.

Capital Markets Activity

During the quarter, the company repurchased through open market transactions $5.0 million of its 4.125% convertible notes, at 90.3% of par, resulting in a net gain of $382,000.

Under the at-the-market equity distribution agreement filed with the Securities and Exchange Commission on Form 8-K on May 14, 2009, the company issued 1.5 million shares of common stock in the third quarter, at an average price of $28.00 per share, with total proceeds of $42.0 million. Year-to-date, the company has issued approximately 3.0 million shares of common stock, at an average price of $26.39 per share, with total gross proceeds of $79.6 million. The remaining capacity under the equity distribution agreement on file totals $45.4 million.

During the quarter, the company received the second $310.0 million advance from the $620.0 million secured credit facility with Fannie Mae, which was closed and reported in April. Proceeds were used to pay down the company’s unsecured credit facility. The balance on the credit facility, as of September 30, was $248.0 million.

Common and Preferred Dividends Declared

On October 29, 2009, the BRE Board of Directors approved regular common and preferred stock dividends for the quarter ending December 31, 2009. All common and preferred dividends will be payable on Thursday, December 31, 2009 to shareholders of record on Tuesday, December 15, 2009. The quarterly common dividend payment of $0.375 is equivalent to $1.50 per share on an annualized basis, and represents a yield of approximately 5.51% on Friday’s closing price of $27.23 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

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The company’s 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

Earnings Outlook

The company has adjusted its FFO guidance for the full year 2009 to a range of $2.44 to $2.50 per share, from the previous range of $2.42 to $2.52. The company also has adjusted its per-share core FFO guidance for 2009, which excludes the nonroutine income item and APB-14-1 noncash interest expense, to a range of $2.52 to $2.58, from the previous range of $2.50 to $2.60. The mid-points of both ranges remain unchanged.

The company expects to issue earnings guidance for 2010 with its fourth quarter 2009 earnings release in February 2010.

Q3 2009 Analyst Conference Call

The company will hold a conference call on Tuesday, November 3, 11:00 a.m. Eastern (8:00 a.m. Pacific) to review these results. The dial-in number to participate in the United States and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 29592208. A telephone replay of the call will be available for 30 days at 800.642.1687 or 706.645.9291 international, using the same ID# 29592208. A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

Q4 2009 Earnings Dates

The company will report fourth quarter and full year 2009 earnings after close of market on Tuesday, February 2, 2010, followed by a conference call on Wednesday, February 3, 2010 at 11:00 a.m. Eastern (8:00 a.m. Pacific).

About BRE Properties

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 73 apartment communities totaling 21,245 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has five properties in various stages of development and construction, totaling 1,526 units, and joint-venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our Web site at www.breproperties.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information. For more details, refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

Third Quarter 2009

(Unaudited, dollar amounts in thousands except per share data)

	September 30, 2009	September 30, 2008 (1)
ASSETS
Real estate portfolio:
Direct investments in real estate:

Investments in rental properties	$3,113,149	$2,860,314
Construction in progress	144,895	313,196
Less: accumulated depreciation	(561,900)	(494,380)

	2,696,144	2,679,130

Equity in real estate joint ventures:
Investments	62,336	62,501

Real estate held for sale, net	—	65,873

Land under development	131,936	119,548

Total real estate portfolio	2,890,416	2,927,052

Cash	7,029	3,801
Other assets	73,889	78,539

TOTAL ASSETS	$2,971,334	$3,009,392

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$857,171	$1,513,963
Unsecured line of credit	248,000	295,000
Mortgage loans payable	752,778	152,163
Accounts payable and accrued expenses	54,226	75,486

Total liabilities	1,912,175	2,036,612

Redeemable noncontrolling interests	32,567	49,515

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 shares with $25 liquidation preference issued and outstanding at September 30, 2009 and September 30, 2008, respectively.	70	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 54,337,680 and 51,091,830 at September 30, 2009 and September 30, 2008, respectively.	543	511

Additional paid-in capital	1,025,979	922,684

Total shareholders’ equity	1,026,592	923,265

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$2,971,334	$3,009,392

(1)	Balance sheet is restated to reflect the adoption of new accounting guidance requiring retroactive application.

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended September 30, 2009 and 2008

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 9/30/09	Quarter ended 9/30/08	Nine months ended 9/30/09	Nine months ended 9/30/08
REVENUES

Rental income	$83,189	$84,388	$249,129	$247,992
Ancillary income	3,295	3,559	9,994	10,367

Total revenues	86,484	87,947	259,123	258,359

EXPENSES

Real estate	$28,034	$26,534	$81,944	$77,239
Provision for depreciation	22,412	19,752	65,530	58,890
Interest (1)	20,998	22,841	61,441	69,058
General and administrative	4,104	4,760	12,648	14,794

Total expenses	75,548	73,887	221,563	219,981

Other income	760	607	2,583	1,838
Net gain from extinguishment of debt	382	—	2,340	—

Income before noncontrolling interests, partnership income and discontinued operations	12,078	14,667	42,483	40,216

Partnership income	561	652	1,798	1,966

Income from continuing operations	12,639	15,319	44,281	42,182

Discontinued operations:
Discontinued operations, net (2)	14	3,389	2,296	10,678
Net gain on sales of discontinued operations	7,285	24,820	21,574	24,820

Income from discontinued operations	7,299	28,209	23,870	35,498

NET INCOME	$19,938	$43,528	$68,151	$77,680

Redeemable noncontrolling interest in income	401	580	1,491	1,741

Dividends attributable to preferred stock	2,953	2,953	8,859	8,859

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$16,584	$39,995	$57,801	$67,080

Net income per common share - basic	$0.31	$0.78	$1.10	$1.30

Net income per common share - assuming dilution	$0.31	$0.77	$1.10	$1.29

Weighted average shares outstanding - basic (3)	53,575	51,060	52,205	51,025

Weighted average shares outstanding - assuming dilution (3)	53,576	51,564	52,206	51,501

(1)	Income Statements for the quarter and nine months ended September 30, 2008 has been restated to reflect the adoption of new convertible debt accounting guidance requiring retroactive application.
(2)	For 2009, details of net earnings from discontinued operations include: two properties sold in 2009. The 2008 totals include the two aforementioned properties and six properties sold in 2008.

	Quarter ended 9/30/09	Quarter ended 9/30/08	Nine months ended 9/30/09	Nine months ended 9/30/08
Rental and ancillary income	$86	$6,079	$4,242	$19,629
Real estate expenses	(72)	(2,223)	(1,787)	(7,038)
Provision for depreciation	—	(467)	(159)	(1,878)
Interest expense	—	—	—	(35)

Income from discontinued operations, net	$14	$3,389	$2,296	$10,678

(3)	Share count for the quarter and nine months ended September 30, 2008 restated to reflect retroactive adoption of new earnings per share accounting guidance.

BRE Properties, Inc. Non-GAAP Financial Measure Reconciliations and Definitions (Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 9/30/2009	Quarter Ended 9/30/2008	Nine Months Ended 9/30/2009	Nine Months Ended 9/30/2008

Net income available to common shareholders	$16,584	$39,995	$57,801	$67,080
Depreciation from continuing operations	22,412	19,752	65,530	58,890
Depreciation from discontinued operations	—	467	159	1,878
Redeemable noncontrolling interest in income	401	580	1,491	1,741
Depreciation from unconsolidated entities	465	416	1,369	1,233
Net gain on investments	(7,285)	(24,820)	(21,574)	(24,820)
Less: Redeemable noncontrolling interest in income not convertible into common shares	(106)	(106)	(318)	(318)

Funds from operations	$32,471	$36,284	$104,458	$105,684

Allocation to participating securities - diluted FFO (1)	$(268)	$(350)	$(875)	$(1,020)

Allocation to participating securities - diluted EPS (1)	$(127)	$(389)	$(450)	$(635)

Diluted shares outstanding - EPS (2)	53,576	51,564	52,206	51,501
Net income per common share - diluted	$0.31	$0.77	$1.10	$1.29

Diluted shares outstanding - FFO (2)	54,356	52,404	52,986	52,346
FFO per common share - diluted	$0.59	$0.69	$1.95	$2.00

(1)	Adjustment to the numerators for diluted FFO per common share and diluted net income per common share calculations when applying the two class method for calculating EPS.
(2)	Shares outstanding reflect adoption of new EPS accounting guidance.

BRE Properties, Inc. Non-GAAP Financial Measure Reconciliations and Definitions (Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 9/30/2009	Quarter Ended 9/30/2008	Nine Months Ended 9/30/2009	Nine Months Ended 9/30/2008

Net income available to common shareholders	$16,584	$39,995	$57,801	$67,080
Interest, including discontinued operations	20,998	22,841	61,441	69,093
Depreciation, including discontinued operations	22,412	20,219	65,689	60,768

EBITDA	59,994	83,055	184,931	196,941
Redeemable noncontrolling interest in income	401	580	1,491	1,741
Net gain on sales	(7,285)	(24,820)	(21,574)	(24,820)
Dividends on preferred stock	2,953	2,953	8,859	8,859
Net gain on extinguishment of debt	(382)	—	(2,340)	—

Adjusted EBITDA	$55,681	$61,768	$171,367	$182,721

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 9/30/2009	Quarter Ended 9/30/2008	Nine Months Ended 9/30/2009	Nine Months Ended 9/30/2008

Net income available to common shareholders	$16,584	$39,995	$57,801	$67,080
Interest, including discontinued operations	20,998	22,841	61,441	69,093
Depreciation, including discontinued operations	22,412	20,219	65,689	60,768
Redeemable noncontrolling interest in income	401	580	1,491	1,741
Net gain on sales	(7,285)	(24,820)	(21,574)	(24,820)
Dividends on preferred stock	2,953	2,953	8,859	8,859
General and administrative expense	4,104	4,760	12,648	14,794
Net gain on extinguishment of debt	(382)	—	(2,340)	—

NOI	$59,785	$66,528	$184,015	$197,515

Less Non Same-Store NOI	5,883	8,013	18,678	22,920

Same-Store NOI	$53,902	$58,515	$165,337	$174,595